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                                                                    EXHIBIT 12.1

                                NORDSTROM, INC.
                 COMPUTATION OF RATIO OF EARNINGS AVAILABLE FOR
                         FIXED CHARGES TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)

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
                                                                                                      NINE-MONTHS ENDED
                                                          YEAR ENDED JANUARY 31,                         OCTOBER 31,
                                        ----------------------------------------------------------  ----------------------
                                           1993        1994        1995        1996        1997        1996        1997
                                        ----------  ----------  ----------  ----------  ----------  ----------  ----------
EARNINGS PER
  FINANCIAL STATEMENTS:...............  $  136,619  $  140,418  $  202,958  $  165,112  $  147,505  $  104,714  $  127,080
    Add (Deduct):
      Provision for Income Taxes......      85,500      90,500     132,600     107,200      96,000      68,000      82,600
      Fixed Charges...................      64,389      58,118      56,917      64,517      59,822      46,174      45,536
      Capitalized Interest............      (2,292)     (1,510)     (6,015)     (5,177)     (4,823)     (3,741)     (7,919)
                                        ----------  ----------  ----------  ----------  ----------  ----------  ----------
    Earnings for Computation..........  $  284,216  $  287,526  $  386,460  $  331,652  $  298,504  $  215,147  $  247,297
                                        ----------  ----------  ----------  ----------  ----------  ----------  ----------
                                        ----------  ----------  ----------  ----------  ----------  ----------  ----------
FIXED CHARGES:
    Interest Expense:
      Debt and Capitalized Leases.....  $   48,263  $   40,780  $   39,095  $   46,676  $   43,653  $   33,992  $   32,448
      Equipment Leases Component......       4,125       4,043       3,567       3,057       1,901       1,416       1,419
      Operating Leases Component......      12,001      13,295      14,255      14,784      14,268      10,766      11,669
                                        ----------  ----------  ----------  ----------  ----------  ----------  ----------
    Total Fixed Charges...............  $   64,389  $   58,118  $   56,917  $   64,517  $   59,822  $   46,174  $   45,536
                                        ----------  ----------  ----------  ----------  ----------  ----------  ----------
                                        ----------  ----------  ----------  ----------  ----------  ----------  ----------
Ratio of Earnings To Fixed Charges....        4.41        4.95        6.79        5.14        4.99        4.66        5.43
                                        ----------  ----------  ----------  ----------  ----------  ----------  ----------
                                        ----------  ----------  ----------  ----------  ----------  ----------  ----------
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